Exhibit 99.1
For Immediate Release:
FELCOR EXCEEDS SECOND QUARTER ESTIMATES
Reports Adjusted FFO per share of $0.67
     IRVING, Texas...August 8, 2006 - FelCor Lodging Trust Incorporated (NYSE: FCH), one of the nation’s largest hotel real estate investment trusts (REITs), today reported operating results for the second quarter and six months ended June 30, 2006.
Second Quarter Results:
•	Revenue Per Available Room (“RevPAR”) increased 8.4 percent, compared to the same period in 2005. Average Daily Rate (“ADR”) increased 8.2 percent.

•	Hotel Earnings Before Interest, Taxes, Depreciation and Amortization (“Hotel EBITDA”) increased to $92.6 million, compared to $80.7 million in the prior year quarter, an increase of 14.7 percent. Hotel EBITDA margin was 30.0 percent, representing a 178 basis point improvement to the prior year.

•	Displacement from major renovations caused reductions to RevPAR (approximately 1 percent) and EBITDA (approximately $1.6 million), which negatively affected Hotel EBITDA margin by approximately 35 basis points.

•	Adjusted Funds From Operations (“FFO”) was $42.1 million, an $8.1 million increase from the prior year period. Adjusted FFO per share increased to $0.67, compared to $0.54 in the prior year quarter, an increase of 24 percent.

•	Same-Store EBITDA increased by $10.5 million, to $82.2 million, or 14.7 percent to prior year. Adjusted EBITDA (including sold hotels) increased $3.3 million, to $83.8 million, or 4.1 percent to prior year.

•	Net income was $10 million for both second quarter 2006 and 2005. Net income applicable to common stockholders was $0.5 million, or $0.01 per share, compared to a net loss applicable to common stockholders of $4.7 million, or $0.08 per share, in the second quarter of 2005.
Six Month Results:
•	RevPAR increased 11.5 percent, compared to the same period in 2005. ADR increased 8.2 percent.

•	Hotel EBITDA increased to $176.6 million, compared to $145.0 million in the prior year period, an increase of 21.8 percent. Hotel EBITDA margin was 29.2 percent, representing a 241 basis point improvement to the prior year.

•	Displacement from major renovations caused reductions to RevPAR (approximately 1 percent) and EBITDA (approximately $2.9 million), which negatively affected Hotel EBITDA margin by approximately 30 basis points.

•	Adjusted FFO was $74.1 million, a $24.5 million increase from the prior year period. Adjusted FFO per share increased to $1.18, compared to $0.79 in the prior year period, an increase of 49 percent.

•	Same-Store EBITDA increased by $29.1 million, to $156.1 million, or 22.9 percent to prior year. Adjusted EBITDA (including sold hotels) increased $17.2 million, to $159.7 million, or 12.1 percent to prior year.

•	Net income was $20.0 million compared to $2.3 million for the six month period in 2005. Net income applicable to common stockholders was $0.6 million, or $0.01 per share, compared to a net loss applicable to common stockholders of $22.8 million, or $0.38 per share, in 2005.
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FelCor Lodging Trust First Quarter 2006 Operating Results August 8, 2006 Page 2
     Expenses, net of minority interest, related to the early retirement of $0.8 million and $1.5 million of debt, respectively, were excluded from Adjusted EBITDA and Adjusted FFO for the quarter and six months ended June 30, 2006. Similarly, we recorded an impairment charge, net of minority interest, or $8.3 million related to a hotel that was designated as non-strategic in the second quarter of 2006 and was excluded from Adjusted EBITDA and Adjusted FFO for that quarter.
Second Quarter Highlights:
     RevPAR growth continues to be strong across the entire portfolio and is attributable to a significant increase in ADR. Our ADR growth was very strong in a majority of our key markets as we are focused on managing our customer mix and taking advantage of the strong industry trends.
     RevPAR increased by double digits in a number of our key markets. Markets with the highest RevPAR gains for the quarter were Atlanta, Boston, Chicago, Dallas, Orlando, San Antonio, the San Francisco Bay area and Ventura, California.
     Many factors contributed to the 178 basis point improvement in our Hotel EBITDA margin for the quarter, including our improved RevPAR performance, changes in our asset management approach and our repositioning plan. The displacement from renovations in the quarter contributed to a reduction in revenue of approximately $2.4 million and erosion of Hotel EBITDA margins of approximately 35 basis points.
     “FelCor has a unique opportunity to add significant value through internal growth over the next few years as a consequence of the change in our asset management approach, our renovation program and redevelopment projects. We have begun to implement these initiatives and are just beginning to see the benefits. The transition of our asset management approach is now complete, and we expect continued improvement in Hotel EBITDA margins as a result of these changes,” said Richard A. Smith, FelCor’s President and Chief Executive Officer. “We are excited about implementing our renovation and redevelopment program over the next couple of years which will increase long-term shareholder value.”
     In the second quarter of 2006, we increased our common dividend to $0.20 per share, from $0.15 per share.
Capital Structure:
     At June 30, 2006, we had $1.4 billion of consolidated debt outstanding with a weighted average life of five years, compared to $1.7 billion outstanding at June 30, 2005. Our cash and cash equivalents totaled approximately $67 million at the end of the second quarter 2006.
     During the second quarter, we retired $58 million of net indebtedness, including $27 million of secured debt and repaid our line of credit balance. At June 30, 2006, consolidated debt to trailing twelve month Adjusted EBITDA was 5.0x, compared to 6.5x at June 30, 2005.
     In April, Moody’s Investors Service upgraded our corporate rating from B1 to Ba3. As a result, the interest rate on our $300 million of Senior Notes due 2011 was reduced by 50 basis points to 8.5 percent, resulting in an annual interest rate savings of $1.5 million.
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FelCor Lodging Trust First Quarter 2006 Operating Results August 8, 2006 Page 3
     “We have paid down a total of $287 million of debt since September 30, 2005, and should reach our goal of $400 million of aggregate debt reduction by the end of this year. Our financial profile continues to improve and our leverage ratio is declining as a result of improved operating performance and debt reduction,” said Andrew J. Welch, FelCor’s Executive Vice President and Chief Financial Officer. “We are currently evaluating opportunities to refinance additional debt.”
Hotel Disposition Update:
     During the second quarter, we sold four non-strategic hotels for gross proceeds of $78 million. We have sold 15 hotels for gross proceeds of $256 million since we began the disposition program. There are 23 remaining from the original 38 hotels that were identified as non-strategic. At June 30, 2006, we had 20 hotels under contract to sell, and we are well ahead of the expected pace of the repositioning program.
     In connection with the finalization of our three year capital improvement program, during the second quarter, we identified seven additional hotels as non-strategic. The six Embassy Suites Hotels® and one Sheraton Suites® are primarily located in suburban locations generally within secondary markets. We recorded an impairment charge of $9 million, in the second quarter, related to one of these hotels.
     We expect total gross proceeds for the 45 non-strategic hotels to be between $650 and $700 million. The expected proceeds are toward the high end of our original expectations for the 38 hotels set forth in January. The proceeds from the seven additional non-strategic hotels will be used primarily to fund the redevelopment projects.
Renovation Program Update:
     We finalized the long-term capital plans for every hotel late in the second quarter. We are spending in excess of $400 million of capital between 2006 and 2008. The program will be extensive and will include guest room, guest bath, meeting space, public area, exterior and major mechanical upgrades at every hotel, where needed. At the end of the program, our entire portfolio will be completely renovated. More than 75 percent of these capital expenditures will have a positive guest impact, where additional rate and occupancy can be captured. As a result, we expect returns on that capital to be between 12 and 15 percent.
     Improvements and additions to consolidated hotels for the second quarter were $36 million and were $70 million, for the six months ended June 30, 2006. Hotel capital expenditures, including our pro rata share of joint ventures, totaled $38 million for the quarter and $76 million for the six months. We expect hotel capital expenditures of approximately $175 million for the full year.
     Our Royale Palms condominium project in Myrtle Beach, South Carolina, is more than 50 percent complete and scheduled to be completed in the third quarter 2007. At June 30, the balance on the construction loan was $34 million. We have pre sold approximately 98 percent of these condominiums. We currently expect to earn net income of approximately $16 million at the completion of the project, and we expect that between 50 and 60 percent of the condominium units will enter our rental pool.
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FelCor Lodging Trust First Quarter 2006 Operating Results August 8, 2006 Page 4
     We also have identified redevelopment opportunities at a number of our hotels and are currently in the pre-development phase for three projects: building a new convention center in Myrtle Beach at our Kingston Plantation complex, adding a new spa and fitness center at the Embassy Suites Resort in Deerfield Beach, Florida and adding 5,000 square feet of meeting space at the Doubletree Guest Suites® in Dana Point, California.
2006 Guidance:
     We anticipate that during 2006, RevPAR will increase between 8 and 10 percent , with the majority of the increase attributable to gains in ADR. RevPAR during the third quarter is expected to increase between 6 and 8 percent compared to the same period in 2005. Based on these expectations, we currently anticipate:
•	Adjusted EBITDA to be between $287 and $292 million for the full year and between $69 and $71 million for the third quarter;

•	Adjusted FFO per share to be between $1.90 and $1.98 for the full year, and to be between $0.43 and $0.47 for the third quarter; and

•	Hotel EBITDA margin to increase approximately 170 basis points for the year.
     We are leaving our guidance for the year unchanged for RevPAR, EBITDA and FFO, but are raising our estimates for Hotel EBITDA margin. The 2006 estimates assume higher RevPAR and Hotel EBITDA margin for the second half of the year as a result of stronger corporate transient and group demand and continued benefit from our new asset management approach. However, we anticipate a higher level of displacement from renovations than originally expected. Our renovation schedules were finalized in the second quarter, with some changes to the timelines. As a result of these changes, we anticipate displacement for the full year to negatively impact EBITDA by $7.6 million, or FFO of $0.12 per share, which is $3.6 million, or $0.06 per share, higher than originally expected. In addition, we sold two hotels in the second quarter, which was not previously reflected in our guidance.
     There are no further asset sales assumed in our guidance. We will adjust our quarterly guidance as asset sales occur. Consequently, we are assuming no further debt reduction, beyond what has occurred to date.
     EBITDA, Adjusted EBITDA, Same-Store EBITDA, Hotel EBITDA, Hotel EBITDA margin, FFO and Adjusted FFO are all non-GAAP financial measures. See our discussion of “Non-GAAP Financial Measures” beginning on page 9 for a reconciliation of each of these measures to our net income and for information regarding the use, limitations and importance of these non-GAAP financial measures.
     We have published our Second Quarter and Six Months Supplemental Information, which provides additional corporate data, financial highlights and portfolio statistical data for the quarter and six months ended June 30, 2006. Investors are encouraged to access the Supplemental Information on our Web site at www.felcor.com, on the Investor Relations page in the “Financial Reports” section. The Supplemental Information also will be furnished upon request. Requests may be made by e-mail to information@felcor.com or by writing to the Vice President of Investor Relations, FelCor Lodging Trust Incorporated, 545 E. John Carpenter Freeway, Suite 1300, Irving, Texas, 75062.

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FelCor Lodging Trust First Quarter 2006 Operating Results August 8, 2006 Page 5
     FelCor is one of the nation’s largest hotel REITs and the nation’s largest owner of full service, all-suite hotels. FelCor’s portfolio is comprised of 113 consolidated hotels, located in 27 states and Canada. FelCor’s portfolio includes 65 upper upscale, all-suite hotels, and FelCor is the largest owner of Embassy Suites Hotels and Doubletree Guest Suites hotels. FelCor’s hotels are flagged under global brands such as Embassy Suites Hotels, Doubletree®, Hilton®, Sheraton®, Westin®, and Holiday Inn®. FelCor has a current market capitalization of approximately $3.3 billion. Additional information can be found on the Company’s Web site at www.felcor.com.
     We invite you to listen to our Second Quarter 2006 Conference Call on Wednesday, August 9, 2006, at 10:00 a.m. (Central Time). The conference call will be Web cast simultaneously via FelCor’s Web site at www.felcor.com. Interested investors and other parties who wish to access the call should go to FelCor’s Web site and click on the conference call microphone icon on either the “Investor Relations” or “FelCor News” pages. A phone replay will be available from Wednesday, August 9, 2006, at 12:00 p.m. (Central Time), through Friday, September 1, 2006, at 7:00 p.m. (Central Time), by dialing 800-642-1687 (conference ID# 3236840). A recording of the call also will be archived and available at www.felcor.com.
     With the exception of historical information, the matters discussed in this news release include “forward looking statements” within the meaning of the federal securities laws. Forward looking statements are not guarantees of future performance. Numerous risks and uncertainties, and the occurrence of future events, may cause actual results to differ materially from those currently anticipated. General economic conditions, including the anticipated continuation of the current economic recovery, the impact of U.S. military involvement in the Middle East and elsewhere, future acts of terrorism, the impact on the travel industry of increased fuel prices and security precautions, the impact that the bankruptcy of additional major air carriers may have on our revenues and receivables, the availability of capital, the ability to effect sales of non-strategic hotels at anticipated prices, and numerous other factors may affect future results, performance and achievements. Certain of these risks and uncertainties are described in greater detail in our filings with the Securities and Exchange Commission. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially.

Contact:
Stephen A. Schafer, Vice President of Investor Relations	(972) 444-4912	sschafer@felcor.com
Monica L. Hildebrand, Vice President of Communications	(972) 444-4917	mhildebrand@felcor.com
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FelCor Lodging Trust First Quarter 2006 Operating Results August 8, 2006 Page 6
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Revenues:
Hotel operating revenue:
Room	$251,114	$231,936	$495,839	$439,995
Food and beverage	42,200	39,605	79,284	74,189
Other operating departments	15,179	14,234	29,657	27,081
Retail space rental and other revenue	157	120	291	276

Total revenues	308,650	285,895	605,071	541,541

Expenses:
Hotel departmental expenses:
Room	62,490	58,301	122,063	111,235
Food and beverage	31,740	30,076	61,217	57,450
Other operating departments	7,100	7,008	14,090	13,148
Other property related costs	81,257	78,349	164,794	153,253
Management and franchise fees	16,854	14,802	32,649	27,461
Taxes, insurance and lease expense	32,044	30,336	61,733	58,698
Corporate expenses	5,562	4,728	11,366	9,269
Impairment loss	9,268	—	9,268	—
Depreciation	27,604	26,579	53,802	52,256

Total operating expenses	273,919	250,179	530,982	482,770

Operating income	34,731	35,716	74,089	58,771
Interest expense, net	(28,561)	(32,901)	(59,325)	(64,779)
Charge-off of deferred financing costs	(295)	—	(962)	—
Early extinguishment of debt	(438)	—	(438)	—

Income (loss) before equity in income from unconsolidated entities, minority interests and gain on sale of assets	5,437	2,815	13,364	(6,008)
Equity in income from unconsolidated entities	3,812	3,837	5,760	4,968
Minority interests	1,572	306	1,816	1,283
Gain on sale of assets	—	389	—	389

Income (loss) from continuing operations	10,821	7,347	20,940	632
Discontinued operations	(676)	3,004	(943)	1,705

Net income (loss)	10,145	10,351	19,997	2,337
Preferred dividends	(9,678)	(9,809)	(19,356)	(19,900)
Issuance costs of redeemed preferred stock	—	(5,198)	—	(5,198)

Net income (loss) applicable to common stockholders	$467	$(4,656)	$641	$(22,761)

Basic and diluted per common share data:
Net income (loss) from continuing operations	$0.02	$(0.13)	$0.03	$(0.41)

Net income (loss)	$0.01	$(0.08)	$0.01	$(0.38)

Basic weighted average common shares outstanding	60,355	59,404	60,066	59,363

Diluted weighted average common shares outstanding	60,626	59,404	60,326	59,363

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FelCor Lodging Trust First Quarter 2006 Operating Results August 8, 2006 Page 7
Discontinued Operations
(in thousands)
     Included in discontinued operations are the results of operations of four hotels disposed of in the second quarter of 2006, eight hotels disposed of in the first quarter of 2006 and 19 hotels disposed of in 2005. Condensed financial information for the hotels included in discontinued operations is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Operating revenue	$8,704	$45,944	$27,691	$93,457
Operating expenses	7,460	41,893	25,513	89,358

Operating income	1,244	4,051	2,178	4,099
Direct interest costs, net	(64)	(610)	(134)	(1,972)
Loss on sale of depreciable assets	(1,785)	(234)	(2,862)	(214)
Minority interests	(71)	(203)	(125)	(208)

Income (loss) from discontinued operations	(676)	3,004	(943)	1,705
Depreciation	469	4,173	1,596	8,961
Minority interest in FelCor LP	(23)	139	(63)	79
Interest expense	65	607	129	1,963

EBITDA from discontinued operations	(165)	7,923	719	12,708
Loss on sale of assets	1,785	234	2,862	214
Impairment loss	—	732	—	1,291
Asset disposition costs	—	—	—	1,300

Adjusted EBITDA from discontinued operations	$1,620	$8,889	$3,581	$15,513

Selected Balance Sheet Data
(in thousands)

	June 30,	December 31
	2006	2005
Investment in hotels	$3,045,042	$3,341,881
Accumulated depreciation	(717,253)	(754,502)

Investments in hotels, net of accumulated depreciation	$2,327,789	$2,587,379

Total cash and cash equivalents	$67,490	$94,564

Total assets	$2,686,756	$2,919,093

Total debt	$1,442,073	$1,675,280

Total stockholders’ equity	$1,028,566	$1,031,793

     At June 30, 2006, we had an aggregate of 61,955,094 shares of FelCor common stock and 1,355,016 units of FelCor LP limited partnership interest outstanding.
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FelCor Lodging Trust First Quarter 2006 Operating Results August 8, 2006 Page 8
Debt Summary
(dollars in thousands)

	Encumbered	Interest Rate at	Maturity	Consolidated
	Hotels	June 30, 2006(a)	Date	Debt
Promissory note	none	LIBOR (L) + 2.00	June 2016	$650
Line of credit(b)	none	L + 2.00	January 2009	—
Senior unsecured term notes	none	7.63	October 2007	123,823
Senior unsecured term notes	none	8.50	June 2011	298,786
Senior unsecured term notes	none	L + 4.25	June 2011	190,000
Senior unsecured term notes(c)	none	7.80	June 2011	100,000

Total unsecured debt				713,259

Mortgage debt	9 hotels	6.53	July 2009 — 2014	103,144
Mortgage debt(d)	8 hotels	L + 1.25	May 2007	88,984
Mortgage debt	7 hotels	7.32	March 2009	125,888
Mortgage debt	4 hotels	7.55	June 2009	40,955
Mortgage debt	8 hotels	8.70	May 2010	171,035
Mortgage debt	7 hotels	8.73	May 2010	131,801
Mortgage debt	1 hotel	L + 2.85	August 2008	15,500
Mortgage debt	1 hotel	5.81	July 2016	13,000
Other	1 hotel	9.17	August 2011	4,832
Construction loan(e)	—	L + 2.25	August 2007	33,675

Total secured debt	46 hotels			728,814

				$1,442,073

(a)	Our weighted average interest rate as of June 30, 2006 was 8.16 percent.

(b)	We have a borrowing capacity of $125 million on our line of credit. The interest on this line can range from L + 175 to L + 225 basis points, based on our leverage ratio (as defined in our line of credit agreement).

(c)	We have swapped $100 million of floating rate debt, at L + 4.25 percent, for a fixed rate of 7.80 percent. This interest rate swap expires in December 2007.

(d)	This debt has a one-year extension option, subject to certain contingencies.

(e)	We have a $69.8 million recourse construction loan facility for the development of a 184-unit condominium project in Myrtle Beach, South Carolina. The interest on this facility is being capitalized as part of the cost of the project. Effective July 1, 2006, the interest rate on this loan facility was reduced to L + 200 basis points.

Fixed interest rate debt to total debt	77.2%
Weighted average maturity of debt	5 years
Secured debt to total assets	27.1%
Preferred Stock
(dollars in thousands)

Liquidation Value at
June 30, 2006
Series A $1.95 Cumulative Convertible Preferred Stock	$322,011
Series C 8% Cumulative Redeemable Preferred Stock	$169,950
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FelCor Lodging Trust First Quarter 2006 Operating Results August 8, 2006 Page 9
Non-GAAP Financial Measures
     We refer in this release to certain “non-GAAP financial measures.” These measures, including FFO, Adjusted FFO, EBITDA, Adjusted EBITDA, Same-Store EBITDA, Hotel EBITDA and Hotel EBITDA margin, are measures of our financial performance that are not calculated and presented in accordance with generally accepted accounting principles (“GAAP”). The following tables reconcile each of these non-GAAP measures to the most comparable GAAP financial measure. Immediately following the reconciliations, we include a discussion of why we believe these measures are useful supplemental measures of our performance and the limitations of such measures.
Reconciliation of Net Income to FFO and Adjusted FFO
(in thousands, except per share and unit data)

	Three Months Ended June 30,
	2006			2005
			Per Share			Per Share
	Dollars	Shares	Amount	Dollars	Shares	Amount
Net income	$10,145			$10,351
Preferred dividends	(9,678)			(9,809)
Issuance costs of redeemed preferred stock.	—			(5,198)

Net income (loss) applicable to common stockholders	467	60,626	$0.01	(4,656)	59,404	$(0.08)
Depreciation, continuing operations	27,604	—	0.46	26,579	—	0.45
Depreciation, unconsolidated entities and discontinued operations	3,102	—	0.05	6,510	—	0.11
Loss (gain) on sale of depreciable assets	1,785	—	0.03	(155)	—	—
Minority interest in FelCor LP	16	2,102	(0.02)	(216)	2,788	(0.03)
Conversion of options and unvested restricted stock	—	—	—	—	339	—

FFO	32,974	62,728	0.53	28,062	62,531	0.45
Issuance costs of redeemed preferred stock.	—	—	—	5,198	—	0.08
Charge-off of deferred financing costs	295	—	—	—	—	—
Charge-off of deferred financing costs, unconsolidated entities	20	—	—	—	—	—
Early extinguishment of debt	438	—	0.01	—	—
Early extinguishment of debt, unconsolidated entities	165	—	—	—	—	—
Minority interest share of charge-off of financing costs and early extinguishment of debt	(115)	—	—	—	—	—
Impairment loss, continuing operations	9,268	—	0.15	—	—	—
Impairment loss, discontinued operations	—	—	—	732	—	0.01
Minority interest share of impairment loss.	(927)	—	(0.02)	—	—	—

Adjusted FFO(a)	$42,118	62,728	$0.67	$33,992	62,531	$0.54

(a)	It is more dilutive to assume the conversion of our Series A Preferred Stock into common stock when our quarterly adjusted FFO per share calculation exceeds 63 cents per share. For the three months ended June 30, 2006, the more dilutive calculation remains at 67 cents as shown below:

			Per Share
	Dollars	Shares	Amount
Adjusted FFO	$42,118	62,728	$0.67

Preferred dividends	6,279	9,985

Adjusted FFO assuming conversion of Series A Preferred Stock	$48,397	72,713	$0.67

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FelCor Lodging Trust First Quarter 2006 Operating Results August 8, 2006 Page 10
Reconciliation of Net Income to FFO and Adjusted FFO
(in thousands, except per share and unit data)

	Six Months Ended June 30,
	2006			2005
			Per Share			Per Share
	Dollars	Shares	Amount	Dollars	Shares	Amount
Net income	$19,997			$2,337
Preferred dividends	(19,356)			(19,900)
Issuance costs of redeemed preferred stock.	—			(5,198)

Net income (loss) applicable to common stockholders	641	60,326	$0.01	(22,761)	59,363	$(0.38)
Depreciation, continuing operations	53,802	—	0.89	52,256	—	0.88
Depreciation, unconsolidated entities and discontinued operations	6,978	—	0.12	13,595	—	0.23
Loss (gain) on sale of depreciable assets	2,862	—	0.05	(175)	—	—
Minority interest in FelCor LP	24	2,381	(0.04)	(1,059)	2,788	(0.06)
Conversion of options and unvested restricted stock	—	—	—	—	319	—

FFO	64,307	62,707	1.03	41,856	62,470	0.67
Issuance costs of redeemed preferred stock	—	—	—	5,198	—	0.08
Charge-off of deferred financing costs	962	—	0.02	—	—	—
Charge-off of deferred financing costs, unconsolidated entities	20	—	—	—	—	—
Early extinguishment of debt	438	—	0.01	—		—
Early extinguishment of debt, unconsolidated entities	165	—	—	—	—	—
Minority interest share of charge-off of financing costs and early extinguishment of debt	(115)	—	—	—	—	—
Impairment loss, continuing operations	9,268	—	0.15	—	—	—
Impairment loss, discontinued operations	—	—	—	1,291	—	0.02
Minority interest share of impairment loss	(927)	—	(0.03)	—	—	—
Asset disposition costs	—	—	—	1,300	—	0.02

Adjusted FFO	$74,118	62,707	$1.18	$49,645	62,470	$0.79

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FelCor Lodging Trust First Quarter 2006 Operating Results August 8, 2006 Page 11
Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Same-Store EBITDA
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Net income	$10,145	$10,351	$19,997	$2,337
Depreciation, continuing operations	27,604	26,579	53,802	52,256
Depreciation, unconsolidated entities and discontinued operations	3,102	6,510	6,978	13,595
Minority interest in FelCor Lodging LP	16	(216)	24	(1,059)
Interest expense	29,416	33,702	60,973	66,219
Interest expense, unconsolidated entities and discontinued operations	1,667	2,259	3,335	5,400
Amortization expense	908	755	1,897	1,354

EBITDA	72,858	79,939	147,006	140,102
Charge-off of deferred financing costs	295	—	962	—
Charge-off of deferred financing costs, unconsolidated entities	20	—	20	—
Early extinguishment of debt	438	—	438	—
Early extinguishment of debt, unconsolidated entities	165	—	165	—
Minority interest share of charge-off of financing costs and early extinguishment of debt	(115)	—	(115)	—
Impairment loss, continuing operations	9,268	—	9,268	—
Impairment loss, discontinued operations	—	732	—	1,291
Minority interest share of impairment loss	(927)	—	(927)	—
Asset disposition costs	—	—	—	1,300
Loss (gain) on sale of depreciable assets	1,785	(155)	2,862	(175)

Adjusted EBITDA	83,787	80,516	159,679	142,518
Adjusted EBITDA from discontinued operations	(1,620)	(8,889)	(3,581)	(15,513)

Same-Store EBITDA	$82,167	$71,627	$156,098	$127,005

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FelCor Lodging Trust First Quarter 2006 Operating Results August 8, 2006 Page 12
Reconciliation of Adjusted EBITDA to Hotel EBITDA
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Adjusted EBITDA	$83,787	$80,516	$159,679	$142,518
Retail space rental and other revenue	(157)	(120)	(291)	(276)
Adjusted EBITDA from discontinued operations	(1,620)	(8,889)	(3,581)	(15,513)
Equity in income from unconsolidated subsidiaries (excluding interest and depreciation expense)	(8,782)	(8,477)	(15,481)	(14,269)
Minority interest in other partnerships (excluding interest and depreciation expense)	(20)	701	87	1,086
Consolidated hotel lease expense	17,056	15,387	31,388	28,051
Unconsolidated taxes, insurance and lease expense	(1,472)	(1,598)	(3,025)	(3,053)
Interest income	(854)	(801)	(1,648)	(1,441)
Corporate expenses (excluding amortization expense)	4,654	3,973	9,469	7,915

Hotel EBITDA	$92,592	$80,692	$176,597	$145,018

Reconciliation of Net Income to Hotel EBITDA
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Net income	$10,145	$10,351	$19,997	$2,337
Discontinued operations	676	(3,004)	943	(1,705)
Equity in income from unconsolidated entities	(3,812)	(3,837)	(5,760)	(4,968)
Minority interests	(1,572)	(306)	(1,816)	(1,283)
Consolidated hotel lease expense	17,056	15,387	31,388	28,051
Unconsolidated taxes, insurance and lease expense	(1,472)	(1,598)	(3,025)	(3,053)
Interest expense, net	28,561	32,901	59,325	64,779
Charge-off of deferred financing costs	295	—	962	—
Impairment loss	9,268	—	9,268	—
Early extinguishment of debt	438	—	438	—
Corporate expenses	5,562	4,728	11,366	9,269
Depreciation	27,604	26,579	53,802	52,256
Gain on sale of assets	—	(389)	—	(389)
Retail space rental and other revenue	(157)	(120)	(291)	(276)

Hotel EBITDA	$92,592	$80,692	$176,597	$145,018

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FelCor Lodging Trust First Quarter 2006 Operating Results August 8, 2006 Page 13
Hotel EBITDA and Hotel EBITDA Margin
(dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Total revenue	$308,650	$285,895	$605,071	$541,541
Retail space rental and other revenue	(157)	(120)	(291)	(276)

Hotel operating revenue	308,493	285,775	604,780	541,265
Hotel operating expenses	(215,901)	(205,083)	(428,183)	(396,247)

Hotel EBITDA	$92,592	$80,692	$176,597	$145,018

Hotel EBITDA margin	30.0%	28.2%	29.2%	26.8%
Reconciliation of Ratio of Operating Income to Total Revenue to Hotel EBITDA Margin

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Ratio of operating income to total revenue	11.3%	12.4%	12.2%	10.9%
Retail space rental and other revenue	—	—	—	—
Unconsolidated taxes, insurance and lease expense	(0.5)	(0.6)	(0.5)	(0.6)
Consolidated hotel lease expense	5.5	5.4	5.2	5.2
Corporate expenses	1.8	1.7	1.9	1.7
Impairment loss	3.0	—	1.5	—
Depreciation	8.9	9.3	8.9	9.6

Hotel EBITDA margin	30.0%	28.2%	29.2%	26.8%

Hotel Operating Expense Composition
(dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Reconciliation of total operating expense to hotel operating expense:
Total operating expenses	$273,919	$250,179	$530,982	$482,770
Unconsolidated taxes, insurance and lease expense	1,472	1,598	3,025	3,053
Consolidated hotel lease expense	(17,056)	(15,387)	(31,388)	(28,051)
Corporate expenses	(5,562)	(4,728)	(11,366)	(9,269)
Impairment loss	(9,268)	—	(9,268)	—
Depreciation	(27,604)	(26,579)	(53,802)	(52,256)

Hotel operating expenses	$215,901	$205,083	$428,183	$396,247

Supplemental information:
Compensation and benefits expense (included in hotel operating expenses)	$90,370	$86,074	$177,246	$167,353

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FelCor Lodging Trust First Quarter 2006 Operating Results August 8, 2006 Page 14
Reconciliation of Forecasted Net Income to Forecasted FFO, Adjusted FFO, EBITDA
and Adjusted EBITDA
(in millions, except per share and unit data)

	3rd Quarter 2006 Guidance				Full Year 2006 Guidance
	Low Guidance		High Guidance		Low Guidance		High Guidance
		Per Share		Per Share		Per Share		Per Share
	Dollars	Amount(a)	Dollars	Amount(a)	Dollars	Amount (a)	Dollars	Amount (a)
Net income (b)	$4		$6		$18		$23
Preferred dividends	(10)		(10)		(39)		(39)

Net income (loss) applicable to common stockholders(b)	(6)	$(0.10)	(4)	$(0.07)	(21)	$(0.35)	(16)	$(0.27)
Loss on sale of assets	—		—		3		3
Depreciation	33		33		129		129
Minority interest in FelCor LP	—		—		(1)		(1)

FFO	27	$0.43	29	$0.47	110	$1.75	115	$1.83
Write off loan costs	—		—		1		1
Impairment	—		—		8		8
Early extinguishment of debt	—		—		—		—

Adjusted FFO	$27	$0.43	$29	$0.47	$119	$1.90	$124	$1.98

Net income(b)	3		5		18		23
Depreciation	33		33		129		129
Minority interest in FelCor LP	—		—		(1)		(1)
Interest expense	32		32		126		126
Amortization expense	1		1		3		3

EBITDA	69		71		275		280
Loss on sale of assets	—		—		3		3
Write off loan costs	—		—		1		1
Impairment	—		—		8		8

Adjusted EBITDA	$69		$71		$287		$292

(a)	Weighted average shares are 60.1 million. Adding minority interest and unvested restricted stock of 2.6 million shares to weighted average shares, provides the weighted average shares and units of 62.7 million used to compute FFO per share.

(b)	Excludes future gains or losses from asset sales and debt extinguishment.
     Substantially all of our non-current assets consist of real estate. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors consider supplemental measures of performance, which are not measures of operating performance under GAAP, to be helpful in evaluating a real estate company’s operations. These supplemental measures, including FFO, Adjusted FFO, EBITDA, Adjusted EBITDA, Same-Store EBITDA, Hotel EBITDA and Hotel EBITDA margin, are not measures of operating performance under GAAP. However, we consider these non-GAAP measures to be supplemental measures of a hotel REIT’s performance and should be considered along with, but not as an alternative to, net income as a measure of our operating performance.
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FelCor Lodging Trust First Quarter 2006 Operating Results August 8, 2006 Page 15
FFO and EBITDA
     The White Paper on Funds From Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), defines FFO as net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. We compute FFO in accordance with standards established by NAREIT. This may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do.
     EBITDA is a commonly used measure of performance in many industries. We define EBITDA as net income or loss (computed in accordance with GAAP) plus interest expenses, income taxes, depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect EBITDA on the same basis.
Adjustments to FFO and EBITDA
     We adjust FFO and EBITDA when evaluating our performance because management believes that the exclusion of certain additional recurring and non-recurring items described below provides useful supplemental information to investors regarding our ongoing operating performance and that the presentation of Adjusted FFO, Adjusted EBITDA and Same-Store EBITDA, when combined with GAAP net income, EBITDA and FFO, is beneficial to an investor’s better understanding of our operating performance.
•	Gains and losses related to early extinguishment of debt and interest rate swaps — We exclude gains and losses related to early extinguishment of debt and interest rate swaps from FFO and EBITDA because we believe that it is not indicative of ongoing operating performance of our hotel assets. This also represents an acceleration of interest expense or a reduction of interest expense, and interest expense is excluded from EBITDA.

•	Impairment losses — We exclude the effect of impairment losses and gains or losses on disposition of assets in computing Adjusted FFO and Adjusted EBITDA because we believe that including these is not consistent with reflecting the ongoing performance of our remaining assets. Additionally, we believe that impairment charges and gains or losses on disposition of assets represent accelerated depreciation, or excess depreciation, and depreciation is excluded from FFO by the NAREIT definition and from EBITDA.

•	Cumulative effect of a change in accounting principle — Infrequently, the Financial Accounting Standards Board promulgates new accounting standards that require the consolidated statements of operations to reflect the cumulative effect of a change in accounting principle. We exclude these one-time adjustments in computing Adjusted FFO and Adjusted EBITDA because they do not reflect our actual performance for that period.
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FelCor Lodging Trust First Quarter 2006 Operating Results August 8, 2006 Page 16
     In addition, to derive Adjusted EBITDA, we exclude gains or losses on the sale of assets because we believe that including them in EBITDA is not consistent with reflecting the ongoing performance of our remaining assets. Additionally, the gain or loss on sale of depreciable assets represents either accelerated depreciation or excess depreciation in previous periods, and depreciation is excluded from EBITDA.
     To derive Same-Store EBITDA, we make the same adjustments to EBITDA as for Adjusted EBITDA and, additionally, exclude EBITDA from discontinued operations and gains and losses from the disposition of non-hotel related assets.
Hotel EBITDA and Hotel EBITDA Margin
     Hotel EBITDA and Hotel EBITDA margin are commonly used measures of performance in the industry and give investors a more complete understanding of the operating results over which our individual hotels and operating managers have direct control. We believe that Hotel EBITDA and Hotel EBITDA margin are useful to investors by providing greater transparency with respect to two significant measures used by us in our financial and operational decision-making. Additionally, these measures facilitate comparisons with other hotel REITs and hotel owners. We present Hotel EBITDA and Hotel EBITDA margin by eliminating corporate-level expenses, depreciation and expenses related to our capital structure. We eliminate corporate-level costs and expenses because we believe property-level results provide investors with supplemental information with respect to the ongoing operating performance of our hotels and the effectiveness of management on a property-level basis. We eliminate depreciation and amortization, even though they are property-level expenses, because we do not believe that these non-cash expenses, which are based on historical cost accounting for real estate assets and implicitly assume that the value of real estate assets diminish predictably over time, accurately reflect an adjustment in the value of our assets. We also eliminate consolidated percentage rent paid to unconsolidated entities, which is effectively eliminated by minority interest expense and equity in income from unconsolidated subsidiaries, and include the cost of unconsolidated taxes, insurance and lease expense, to reflect the entire operating costs applicable to our hotels.
Limitations of Non-GAAP Measures
     The use of these non-GAAP financial measures has certain limitations. FFO, Adjusted FFO, EBITDA, Adjusted EBITDA, Same-Store EBITDA, Hotel EBITDA and Hotel EBITDA margin, as presented by us, may not be comparable to FFO, Adjusted FFO, EBITDA, Adjusted EBITDA, Same-Store EBITDA, Hotel EBITDA and Hotel EBITDA margin as calculated by other real estate companies. These measures do not reflect certain expenses that we incurred and will incur, such as depreciation and interest or capital expenditures. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our reconciliations to the GAAP financial measures, and our consolidated statements of operations and cash flows, include interest expense, capital expenditures, and other excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures.
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FelCor Lodging Trust First Quarter 2006 Operating Results August 8, 2006 Page 17
     These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. They should not be considered as alternatives to operating profit, cash flow from operations, or any other operating performance measure prescribed by GAAP. Neither should FFO, FFO per share, Adjusted FFO, Adjusted FFO per share, EBITDA, Adjusted EBITDA or Same-Store EBITDA be considered as measures of our liquidity or indicative of funds available for our cash needs, including our ability to make cash distributions. FFO per share does not measure, and should not be used as a measure of, amounts that accrue directly to the benefit of stockholders. FFO, Adjusted FFO, EBITDA, Adjusted EBITDA, Same-Store EBITDA, Hotel EBITDA and Hotel EBITDA margin reflect additional ways of viewing our operations that we believe when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on any single financial measure.
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